Exhibit 99.1

Notice of Blackout Period to Executive Officers and Directors of H.B. Fuller Company

August 24, 2010

You are receiving this notice to advise you that H.B. Fuller Company (the “Company”), as plan administrator of the H.B. Fuller Company Thrift Plan (the “Plan”), is changing its record keeper, trustee and certain investment options effective October 1, 2010. Accordingly, the Plan will enter a blackout period (the “Blackout Period”) beginning at 3:00 p.m., U.S. Central time on Tuesday, September 21, 2010, and ending during the week of October 10, 2010.

During the Blackout Period, participants in the Plan will be temporarily unable to check their account balances and transfer or diversify their investments, or to obtain a loan, withdrawal or distribution from their H.B. Fuller Company stock account under the Plan. Participants will still be able to make payroll and rollover contributions and loan repayments during the Blackout Period.

As an executive officer or director of the Company, during the Blackout Period you are prohibited from purchasing, selling or otherwise acquiring or transferring any of the Company’s Common Stock of the Company acquired in connection with your service or employment as a director or executive officer of the Company (including exercising Company stock options and transferring into or out of Common Stock within the Plan). These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement. The trading prohibition does not apply to certain exempt transactions, such as qualified Rule 10b5-1 trading plan transactions and bona fide gifts.

Although during the Blackout Period you are only prohibited from transactions involving shares of the Company’s Common Stock that you acquired in connection with your service to the Company as a director or executive officer, the presumption is that any transaction by you in the Company’s Common Stock involves shares acquired in connection with such service. Any profit you realize from any non-exempt transaction involving the Company’s Common Stock during the Blackout Period is recoverable by the Company. In addition, you are subject to civil and criminal penalties if you violate the Blackout Period rules. Accordingly, you should not make any trades whatsoever in the Company’s Common Stock during the Blackout Period.

If you have any questions regarding this notice or would like confirmation of the actual ending date of the Blackout Period, please contact the Human Resources Senior Benefits Specialist in the Benefits Department at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, MN 55164-0683, or by telephone at 651-236-5113.